                        AGREEMENT AND PLAN OF REORGANIZATION

                                    BY AND AMONG

                             THE FAIRCHILD CORPORATION,

                                   DAH DAH, INC.

                                        AND

                              KAYNAR TECHNOLOGIES INC.



                            Dated as of December 26, 1998

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                                 TABLE OF CONTENTS

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                                                                               PAGE

                                     ARTICLE I

                                     THE MERGER

      1.1   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

      1.2   Effective Time; Closing . . . . . . . . . . . . . . . . . . . . . . .1

      1.3   Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .2

      1.4   Certificate of Incorporation; Bylaws. . . . . . . . . . . . . . . . .2

      1.5   Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . .2

      1.6   Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . .2

      1.7   Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . .4

      1.8   Stock Transfer Books; No Further Ownership Rights in Company
               Common Stock and Company Preferred Stock . . . . . . . . . . . . .5

      1.9   Lost, Stolen or Destroyed Certificates. . . . . . . . . . . . . . . .5

      1.10  Accounting Consequences; Repayment of Company Indebtedness. . . . . .5

      1.11  Taking of Necessary Action; Further Action. . . . . . . . . . . . . .5

      1.12  Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6


                                     ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF COMPANY


      2.1   Organization, Standing and Power. . . . . . . . . . . . . . . . . . .7

      2.2   Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . .7

      2.3   Authority; No Conflicts . . . . . . . . . . . . . . . . . . . . . . .8

      2.4   Reports and Financial Statements; Absence of Company
               Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . .9

      2.5   Board Approval; Vote Required . . . . . . . . . . . . . . . . . . . 10

      2.6   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . 10

      2.7   Opinion of the Financial Advisors . . . . . . . . . . . . . . . . . 11

      2.8   Title to Properties; Entire Business; Condition of Assets . . . . . 11

      2.9   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

      2.10  No Material Violations. . . . . . . . . . . . . . . . . . . . . . . 11

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                                    (CONTINUED)

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
      2.11  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . 12

      2.12  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 13

      2.13  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

      2.14  Section 203 of the DGCL . . . . . . . . . . . . . . . . . . . . . . 14

      2.15  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

      2.16  Year 2000 Compliance. . . . . . . . . . . . . . . . . . . . . . . . 14

      2.17  Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . 15

      2.18  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . 15

      2.19  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . 16


                                    ARTICLE III

                           REPRESENTATIONS AND WARRANTIES

                              OF PARENT AND MERGER SUB


      3.1   Organization, Standing and Power. . . . . . . . . . . . . . . . . . 16

      3.2   Authority; No Conflicts . . . . . . . . . . . . . . . . . . . . . . 17

      3.3   Board Approval; No Stockholder Vote Required. . . . . . . . . . . . 17

      3.4   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . 18

      3.5   Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 18

      3.6   Interim Operations of Merger Sub. . . . . . . . . . . . . . . . . . 18


                                     ARTICLE IV

                        CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1   Conduct of Business by Company. . . . . . . . . . . . . . . . . . . 18


                                     ARTICLE V

                               ADDITIONAL AGREEMENTS

      5.1   Proxy Statement; Other Filings; Board Recommendations . . . . . . . 21

      5.2   Meeting of Company Stockholders . . . . . . . . . . . . . . . . . . 22

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                                    (CONTINUED)

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                                                                               PAGE

      5.3   Confidentiality; Access to Information. . . . . . . . . . . . . . . 23

      5.4   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . 23

      5.5   Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . 24

      5.6   Reasonable Efforts; Notification. . . . . . . . . . . . . . . . . . 24

      5.7   Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . 26

      5.8   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 26

      5.9   Regulatory Filings; Reasonable Efforts. . . . . . . . . . . . . . . 27

      5.10  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . 28


                                     ARTICLE VI

                              CONDITIONS TO THE MERGER

      6.1   Conditions to Obligations of Each Party to Effect the
               Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

      6.2   Additional Conditions to Obligations of Company . . . . . . . . . . 29

      6.3   Additional Conditions to the Obligations of Parent and
               Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . 29


                                    ARTICLE VII

                         TERMINATION, AMENDMENT AND WAIVER

      7.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

      7.2   Notice of Termination; Effect of Termination. . . . . . . . . . . . 32

      7.3   Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 32

      7.4   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

      7.5   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 33


                                    ARTICLE VIII

                                 GENERAL PROVISIONS

      8.1   Non-Survival of Representations and Warranties. . . . . . . . . . . 33

      8.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

      8.3   Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . 34

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                                    (CONTINUED)

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                                                                               PAGE

      8.4   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

      8.5   Entire Agreement; Third Party Beneficiaries . . . . . . . . . . . . 36

      8.6   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

      8.7   Other Remedies; Specific Performance. . . . . . . . . . . . . . . . 36

      8.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

      8.9   Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . 37

      8.10  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

      8.11  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . . 37

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                                        -iv-

                                 INDEX OF EXHIBITS


Exhibit A              Form of Voting and Option Agreement

Exhibit B              Form of Voting Agreement

                       AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 26, 1998 by and among THE FAIRCHILD CORPORATION, a Delaware corporation ("PARENT"), DAH DAH INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and KAYNAR TECHNOLOGIES INC., a Delaware corporation ("COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is in the best interests of Company and its stockholders, (ii) has approved this Agreement and the Merger and declared them to be advisable and (iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, a stockholder of Company (the "STOCKHOLDER") is entering into a Voting and Option Agreement in substantially the form attached hereto as Exhibit A (the "VOTING AND OPTION AGREEMENT") and certain other stockholders of Company are entering into a Voting Agreement in substantially the form attached hereto as Exhibit B.

     D.   Certain defined terms used in this Agreement are set forth in
Section 8.3.

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                    THE MERGER

          1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

          1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER") (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of O'Melveny & Myers
LLP at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

          1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) At the Effective Time, and without any further action on the part of Company, Merger Sub or their respective stockholders, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Kaynar Technologies Inc."

          (b) At the Effective Time, and without any further action on the part of Company, Merger Sub or their respective stockholders, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

          1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a) CONVERSION OF COMPANY COMMON STOCK AND COMPANY PREFERRED STOCK. Each share of Common Stock, $0.01 par value per share, of Company (the "COMPANY COMMON

STOCK") issued and outstanding immediately prior to the Effective Time, and each share of Series C Preferred Stock, par value $0.01 per share, of Company (the "COMPANY PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock and Company Preferred Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted into the right to receive, respectively (the "MERGER CONSIDERATION"), an amount, in cash, equal to (a) $28.75 per share of Company Common Stock and (b) $22.09 per share of Company Preferred Stock.

          (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) COMPANY STOCK OPTIONS. At the Effective Time, all outstanding options to purchase Company Common Stock held by all current and former employees and directors of Company and which are outstanding as of the date of this Agreement and listed in Section 2.2 of the Company Disclosure Schedule ("COMPANY STOCK OPTIONS"), whether or not then exercisable, shall be made fully vested and exercisable and will be cancelled and extinguished and automatically converted into the right to receive from Company for each share subject to such Company Stock Option an amount in cash equal to the excess of the Merger Consideration over the exercise price per share of such Company Stock Option, net of any and all applicable withholding taxes. Company shall, prior to the Effective Time, take all steps necessary or appropriate with respect to the Company Stock Options to effect the foregoing as of the Effective Time.

          (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $1.00 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) WITHHOLDING RIGHTS. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as the Exchange Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid to any Governmental Entity by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by the Exchange Agent or the Surviving Corporation.

          (f) DISSENTER'S RIGHTS. Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the DGCL, shares of Company Common Stock and Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL ("DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such stockholders pursuant to
Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holders' shares of Company Common Stock and/or Company Preferred Stock shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. Company shall give Parent (i) prompt notice of any written demands for appraisal of shares received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

          1.7  SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock, if any, whose shares were converted into the Merger Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the Merger Consideration into which such shares of Company Common Stock or Company Preferred Stock, if any, shall have been so converted.

          (c)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered prior to seven years after the Effective Time (or immediately prior to any earlier date on which any Merger Consideration payable with respect to any unsurrendered certificates would otherwise escheat or become property of any Governmental Entity), any Merger Consideration in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all the claims or interest of any person previously entitled thereto.

          1.8 STOCK TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK AND COMPANY PREFERRED STOCK. At the Effective Time, the stock transfer books of Company shall be closed with respect to the shares of Company Common Stock and Company Preferred Stock, and no transfer of any such shares shall thereafter be made. The Merger Consideration delivered in accordance with the terms hereof upon the surrender of shares of Company Common Stock and Company Preferred Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock and Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10 ACCOUNTING CONSEQUENCES; REPAYMENT OF COMPANY INDEBTEDNESS.

          (a) It is intended by the parties hereto that the Merger shall be treated as a purchase for accounting purposes.

          (b) Coincident with the Effective Time, Company shall repay (in cash) all of its outstanding indebtedness for borrowed money as set forth in Section
2.2 of the Company Disclosure Schedule except for indebtedness not required by its terms to be repaid upon consummation of the transactions contemplated hereby (other than indebtedness pursuant to the Credit Agreement (as hereinafter defined), which Company shall in any event repay at the Effective Time). If, prior to effecting such repayment, the amount of such indebtedness exceeds Company's cash on hand, then Parent will make available to Company all funds necessary to effect such repayment as of the Effective Time.

          1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this

Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary or desirable action. Parent shall cause Merger Sub timely to perform all of its obligations arising in connection with this Agreement and the transactions contemplated thereby.

          1.12 DEPOSIT.

          (a) As soon as practicable following the execution and delivery of this Agreement but in any event not later than the second business day following the date hereof, Parent shall deliver by wire transfer of immediately available funds to an interest-bearing joint escrow account to be opened by representatives of Company and Parent or Merger Sub an earnest money deposit in the amount of $20 million (the "DEPOSIT"). Until the business day following (a) the Closing Date or (b) the date of the termination of this Agreement pursuant to Section 7.1, the Deposit shall be held in such joint account and subject to the provisions of this Section 1.12. The Deposit shall be invested as mutually agreed by Parent and Company and, at the end of each calendar month, any and all interest or other earnings with respect to the Deposit shall be paid by the escrow agent to Parent. Withdrawals shall be made from the joint escrow account only with the written authorization of both Company and Parent and only as provided in this Section 1.12. Each of Company and Parent covenants and agrees to authorize and to cause to be made all withdrawals required to be made by this
Section 1.12.

          (b)  In the event that this Agreement shall be terminated pursuant to
Section 7.1 other than by Company pursuant to Section 7.1(b), then not later than one business day following the date of such termination, the Deposit shall be withdrawn and paid over to Parent. In the event that this Agreement shall be terminated by Company pursuant to Section 7.1(b), and at the time of such termination the condition to the obligations of Parent and Merger Sub to consummate and effect the Merger set forth in Section 6.3(c) has not been satisfied or waived in writing by Parent, and all other conditions to the obligations of Parent and Merger Sub to consummate and effect the Merger set forth in Sections 6.1 and 6.3 shall have been satisfied or waived in writing by Parent, then the Deposit shall be withdrawn and paid over to Company. In determining whether any condition has been met for purposes of the immediately preceding sentence, any condition the satisfaction of which requires any action by Company on the Closing Date shall be considered to have been duly satisfied if Company stands ready to take such action within one business day and Company shall have so advised Parent in writing. Interest earned but not yet withdrawn and paid to Parent, if any, shall be paid to Parent following the withdrawal and payment of the Deposit to Company. Immediately following the Effective Time, the Deposit, together with all interest earned thereon, shall be withdrawn and paid to Parent. From and after the withdrawal and payment of the Deposit pursuant to this Section 1.12(b), the party to whom payment is not made shall cease to have any interest in or rights with respect to the Deposit whatsoever.

                                    ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF COMPANY

          Except as set forth in the Company SEC Reports (as defined in Section 2.4) filed prior to the date hereof, or in the Company Disclosure Schedule delivered by Company to Parent before or simultaneously with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), Company represents and warrants to Parent and Merger Sub as of the date hereof as follows:

          2.1 ORGANIZATION, STANDING AND POWER. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all necessary corporate power and authority required to own, lease, license or use its properties now owned, leased, licensed or used and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as the case may be, under the laws of each jurisdiction in which qualification is required either to own, lease, license or use its properties now owned, leased, licensed and used or to carry on its business as now conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. A complete list of all of Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the authorized capitalization of each Subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except for the ownership interests disclosed in Section 2.1 of the Company Disclosure Schedule, neither Company nor any Subsidiary owns, directly or indirectly, any equity interest in excess of five percent of the total outstanding equity interests in any other person. The copies of the Certificate of Incorporation and Bylaws of Company, which were previously furnished to Parent, are complete copies of such documents as in full force and effect on the date of this Agreement.

          2.2  CAPITAL STRUCTURE.

          (a) As of December 22, 1998, the authorized capital stock of Company consisted of 20,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of December 22, 1998, 5,090,142 shares of Company Common Stock and 4,206,000 shares of Company Preferred Stock were issued and outstanding, no shares of capital stock were held in the treasury of Company and 500,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Benefit Plans. Since such date, there have been no issuances of shares of the capital stock of Company or any other securities of Company other than issuances of shares pursuant to options or rights outstanding as of such date under the Company Benefit Plans. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 22, 1998 no options, warrants or other rights to acquire capital stock from Company other than (x) options representing in the aggregate the right to purchase 261,900 shares of Company Common Stock under the Company Benefit Plans and (y) 4,206,000 shares of Company Preferred Stock validly issued and currently convertible into 4,206,000 shares of Company Common Stock in the aggregate. "COMPANY BENEFIT PLANS" means each employee benefit plan, program, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) all of the foregoing in effect on the date of this Agreement, to which Company is a party, which is maintained or contributed to by Company, or with respect to which Company could incur material liability under Section 4069, 4201 or 4212(c) of ERISA. No options or warrants or other rights to acquire capital stock from Company have been issued or granted since October 28, 1998 to the date of this Agreement.

          (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Company having the right to vote on matters on which stockholders may vote are issued or outstanding.

          (c) Except as otherwise described in this Section 2.1, as of the date of this Agreement there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any shares of capital stock of Company.

          (d) All issued and outstanding shares of the capital stock of Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights to acquire any capital stock of any Subsidiary of Company. All shares of capital stock of any Subsidiary of Company are held, of record and beneficially, by Company.

          (e) As of the date hereof, the only outstanding indebtedness for borrowed money of Company and its Subsidiaries is set forth in Section 2.2 of the Company Disclosure Schedule (exclusive of the purchase price of property due within 90 days of date of purchase). There are no voting trust or other agreements or understandings to which Company or any of its Subsidiaries is a party in respect of voting of capital stock of Company or any of its Subsidiaries. There are no obligations, contingent or otherwise, of Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any third party.

          2.3  AUTHORITY; NO CONFLICTS.

          (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 2.5). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery of this Agreement does not and the consummation of the Merger and the other transactions contemplated hereby will not conflict with, result in any violation of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under (or otherwise materially impair Company's or any of its Subsidiaries' rights or alter in any material respect the rights of any third party), or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (i) any provision of the Certificate of Incorporation or Bylaws of Company or the equivalent organizational or governing documents of any of its Subsidiaries, or (ii) except as would not have a Company Material Adverse Effect and subject to obtaining or making the Required Consents (as defined in Section 2.3(c)), any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Company Material Adverse Effect. As used herein, "REQUIRED CONSENTS" shall mean consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (iii) the Securities Act of 1933, as amended (the "SECURITIES ACT"), (iv) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (v) the filing of the Certificate of Merger under the DGCL, (vi) rules and regulations of the NASDAQ National Market ("NASDAQ"),
(vii) antitrust or other competition laws of other jurisdictions and
(viii) consents set forth on the Company Disclosure Schedule.

          2.4 REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF COMPANY MATERIAL ADVERSE EFFECT. Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 6, 1997 (collectively, including all exhibits thereto, the "COMPANY SEC REPORTS"). None of the Company SEC
Reports, as of their respective dates, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United
States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Except for matters reflected or reserved against in the balance sheet for the period ended September 27, 1998 included in the financial statements contained in Company's most recent Form 10-Q, neither Company nor any of its Subsidiaries has incurred since that date any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) which would be required under GAAP to be set forth on the consolidated balance sheet of Company and its consolidated Subsidiaries, except liabilities and obligations which were incurred in the ordinary course of business consistent with past practice since such date and expenses incurred in connection with the transactions contemplated by this Agreement. Since September 27, 1998 there has not been, occurred or arisen
(a) a Company Material Adverse Effect, (b) any damage to, destruction or loss of any asset of Company (whether or not covered by insurance) that constitutes a Company Material Adverse Effect; or (c) any material change by Company in any of its accounting methods, principles or practices.

          2.5 BOARD APPROVAL; VOTE REQUIRED. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (the "COMPANY BOARD APPROVAL"), has
(a) approved this Agreement and the Merger and declared them to be advisable,
(b) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and (c) recommended that the stockholders of Company approve this Agreement and the Merger. The Company Board Approval constitutes approval by and on behalf of Company of this Agreement and the Merger for purposes of Section 251 of the DGCL and Section 203 of the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, and the affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a class, to approve the Merger (the "REQUIRED COMPANY VOTE") are the only votes of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          2.6 BROKERS AND FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this

Agreement, except Lehman Brothers Inc. (the "FINANCIAL ADVISORS") and Impala Partners, whose fees and expenses will be paid by Company in accordance with Company's agreements with such firms, copies of which have been provided to Parent prior to the date of this Agreement.

          2.7 OPINION OF THE FINANCIAL ADVISORS. Company's Board of Directors has received the opinion of the Financial Advisors, dated the date hereof, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of Company from a financial point of view.

          2.8 TITLE TO PROPERTIES; ENTIRE BUSINESS; CONDITION OF ASSETS. Company and its Subsidiaries have good and marketable title or a valid and subsisting leasehold interest in and to or a valid and enforceable license to use all material assets, properties and rights owned, used or held for use by them in the conduct of their respective businesses. All such material assets, properties and rights owned by Company or any Subsidiary are owned free and clear of all Liens except for (a) statutory liens securing payments not yet due,
(b) liens for Taxes not yet due and payable and (c) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially interfere with the current use thereof or constitute a Company Material Adverse Effect. Company and its Subsidiaries own or have sufficient right to use all assets and properties necessary to conduct their businesses, taken as a whole, in all material respects in the manner in which they are currently conducted. Except as would not constitute a Company Material Adverse Effect, the personal property and assets of Company and its Subsidiaries are in reasonably good repair and operating condition, ordinary wear and tear excepted.

          2.9 LITIGATION. There is no suit, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, or any properties or rights of Company or any of its Subsidiaries, before any court or governmental or other regulatory or administrative agency or commission that, individually or in the aggregate, constitutes a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or that constitutes, a Company Material Adverse Effect. As of the date hereof, to the Company's knowledge, no officer or director of Company is a defendant in any litigation commenced by the stockholders of Company with respect to the performance of his or her duties as an officer and/or director of Company under any federal, state, local or foreign law (including litigation under federal and state securities laws).

          2.10 NO MATERIAL VIOLATIONS. Neither Company nor any of its Subsidiaries is in default or violation of, or has been given notice of or is charged with, any default or violation of (i) any law, statute, order, rule or regulation, or (ii) any note, mortgage, contract, agreement, license, permit or other instrument or obligation except for such defaults or violations that, individually or in the aggregate, do not constitute a Company Material Adverse Effect. Company and its Subsidiaries have all permits, licenses and approvals from any Governmental Entity as are necessary to conduct their respective businesses as currently conducted, except for such that if not obtained do not, individually or in the aggregate, constitute a Company Material

Adverse Effect. There is no pending or, to the knowledge of Company, threatened, condemnation of any property owned by Company, except for such as does not constitute a Company Material Adverse Effect.

          2.11 EMPLOYEE BENEFITS.

          (a) Section 2.11 of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation and each other equity compensation plan, program, agreement or arrangement; each severance or termination pay and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement (other than any such agreements that individually do not require the payment of more than $50,000 per year to any employee or former employee and that collectively do not require the payment of more than $500,000); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or, with respect to plans subject to ERISA, by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Company or an ERISA Affiliate is party for the benefit of any employee or to former employee of the Company or any Subsidiary (the "PLANS"). Neither Company, any Subsidiary nor any ERISA Affiliate has any legally binding commitment or formal plan to create any additional material employee benefit plan or materially modify or change any existing Plan. No Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (b) With respect to each Plan, Company has heretofore made available to Parent and Merger Sub each of the following documents:

          (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof);

          (ii)  a copy of the most recent Form 5500 (if applicable);

          (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

          (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under
Section 401 of the Code.

          (c) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. To the knowledge of Company, each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter that it is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. To the knowledge of Company, each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements in all material respects. To the knowledge of Company, neither Company nor any of its Subsidiaries, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Company or any of its Subsidiaries, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

          (d) Except as set forth in Section 2.11 of the Company Disclosure Schedule, no Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (e) To the knowledge of Company, as of the date hereof, there are no pending or threatened claims by or on behalf of any Plan, by any employee, former employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) that constitute a Company Material Effect. All material contributions required to be made under the terms of any Plan have been timely made.

          2.12 PROXY STATEMENT. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement (the "PROXY STATEMENT") to be filed with the SEC by Company pursuant to Section 5.1 hereof will, at the date mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

          2.13 TAXES. Company and each of its Subsidiaries (a) has filed when due (except where the failure to file on a timely basis has not or will not result in the imposition of any material additional tax liability, and taking into account all extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it, (b) either paid when due and payable or established reserves to pay in full or otherwise has fully accrued, in its financial statements, all federal, state, local or foreign taxes, levies, imposts, fees, duties, licenses and registration fees and charges and other assessments of any nature whatsoever including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, including interest and penalties reflected thereon (collectively, "TAXES") and there are no tax deficiencies in respect of any period preceding the Effective Time that, in the aggregate, could result in any material tax liability in excess of the overall amount of the reserves or accruals, and (c) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are sufficient for the payment in full of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. Section 2.13 of the Company Disclosure Schedule sets forth those tax returns of Company and its Subsidiaries (or any predecessor entities) for all periods that have been audited and any tax returns that currently are the subject of audit by any federal, state, local or foreign taxing authority. There are no material claims or assessments pending against Company or any of its Subsidiaries for any alleged deficiency in any Tax, and Company does not know of any threatened Tax claims or assessments against Company or any of its Subsidiaries which if upheld could have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries has made an election to be treated as a "consenting corporation" under
Section 341(f) of the Code. Neither Company nor any of its Subsidiaries has waived or extended any applicable statute of limitations to assess any Taxes.
 As of the date of this Agreement, there are no outstanding requests by Company or any of its Subsidiaries for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax sharing or similar agreement. As a result of the transactions contemplated hereby, neither Company nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

          2.14 SECTION 203 OF THE DGCL. Company's Certificate of Incorporation provides that the Company will not be governed by the provisions of Section 203 of the DGCL.

          2.15 LABOR MATTERS. Neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of Company, neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, except, in each instance, for such as do not constitute a Company Material Adverse Effect.

          2.16 YEAR 2000 COMPLIANCE. Except as do not constitute a Company Material Adverse Effect, to the knowledge of Company, all of Company's and each of its Subsidiary's Information Technology (as defined below) will be on or prior to January 1, 2000 capable of providing and will provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date dependent data in such a manner and with such functionality as is necessary for the operations of Company and its

Subsidiaries, and will not cause an interruption in the ongoing operations or businesses of Company or any of its Subsidiaries on or after January 1, 2000. For purposes of the foregoing, "INFORMATION TECHNOLOGY" means all software, hardware, firmware, embedded systems and other systems, components and/or services that are owned or leased by Company and used in the conduct of its business.

          2.17 CONTRACTS AND COMMITMENTS. Neither Company nor any of its Subsidiaries is a party to any contract or commitment that would be required to be filed as an exhibit to a Form 10-K under the Exchange Act that is not so filed. Neither Company nor any of its Subsidiaries is in breach of a contract or commitment (whether or not filed as an exhibit to a Form 10-K) that would constitute a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is party to any agreement (a) providing for indemnification of the directors and officers of Company or any of its Subsidiaries, (b) requiring Company or any Subsidiary to sell or divest any property or asset material to the conduct of the business of Company and its Subsidiaries, taken as a whole, other than sales and divestitures in the ordinary course of business or (c) that limits, in any material respect, the ability of Company or any of its Subsidiaries to engage in any of its present lines of business, compete with any person in such lines of business or expand the nature or geographic scope of such lines of business.

          2.18 ENVIRONMENTAL MATTERS. Except as would not constitute a Company Material Adverse Effect, to Company's knowledge, Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and, as of the date hereof, neither Company nor its Subsidiaries has any outstanding notices, demand letters or requests for information from any Governmental Entity or any third party that assert that Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, and neither Company nor any of its Subsidiaries is subject to any court order, administrative order or decree arising under any applicable Environmental Laws. None of Company or any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Laws, and none of Company or any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of regulated substances under any Environmental Laws except, in each instance, for such as would not constitute a Company Material Adverse Effect.
No Hazardous Materials are present, as a result of the actions of Company or any of its Subsidiaries, or, to the knowledge of Company, as a result of any actions of any third party, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, except in each case for such as does not constitute a Company Material Adverse Effect. To the knowledge of Company, neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of Environmental Law except for such as does not constitute a Company Material Adverse Effect. Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") material to the conduct of Company's and its Subsidiaries' business as such activities and businesses are currently being conducted, and Company and its Subsidiaries are in compliance with the terms of the Environmental Permits, except where the absence of which or noncompliance with which does not constitute a Company

Material Adverse Effect. For the purposes of this Agreement, "ENVIRONMENTAL LAWS" shall mean all applicable federal, state, local and foreign statutes, rules, regulations, ordinances, orders and decrees relating to the contamination, pollution or protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and the Safe Drinking Water Act, all as amended, and similar state, local and foreign laws, and "HAZARDOUS MATERIALS" shall mean all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos containing materials, pollutants, contaminants and other materials and substances, in each case, that are regulated pursuant to, or that could form the basis of liability under, any Environmental Law. To the knowledge of Company, Company has made available to Parent and Merger Sub or their representatives copies of all material environmental reports, studies, assessments, audits or other similar documents in its possession and prepared by any outside environmental consultant to Company or any of its Subsidiaries (to the extent prepared after the time the same became a Subsidiary, or in connection with its becoming such) that relates to any facility presently owned by Company or any of its Subsidiaries.

          2.19 INTELLECTUAL PROPERTY. Except as does not constitute a Company Material Adverse Effect, Company and its Subsidiaries own, or are licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted. Section 2.19 of the Company Disclosure Schedule sets forth a complete list of all such patents, trademarks, trade names and copyrights, in each instance to the extent registered in the United States. To the knowledge of Company, the use of such patents, trademarks, trade names, copyrights, technology, know-how and processes by Company and its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as would not, if determined adversely to Company or its Subsidiaries, individually or in the aggregate give rise to any liability on the part of Company or any of its Subsidiaries which would constitute a Company Material Adverse Effect. To the knowledge of Company, no person is infringing on any right of Company or any of its Subsidiaries with respect to any such patents, trademarks, trade names, copyrights, technology, know-how or processes.

                              ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as set forth in the Parent SEC Reports (as defined in Section 3.4) filed prior to the date hereof, or in the Parent Disclosure Schedule delivered by Parent to Company before or simultaneously with the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and Merger Sub jointly and severally represent and warrant to Company as of the date hereof, as follows:

          3.1 ORGANIZATION, STANDING AND POWER. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority required to own, lease, license or use its properties now owned, leased, licensed or used and to carry on its business as now conducted. The copies of the Certificate of Incorporation and Bylaws of Parent, which were previously furnished to Company, are complete copies of such documents as in full force and effect on the date of this Agreement.

          3.2  AUTHORITY; NO CONFLICTS.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery of this Agreement does not and the consummation of the Merger and the other transactions contemplated hereby will not constitute a Violation pursuant to: (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (ii) except as would not have a Parent Material Adverse Effect and subject to obtaining or making the Required Consents (as defined in Section 2.3(c)) and those consents set forth on the Parent Disclosure Schedule., any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Parent Material Adverse Effect.

          3.3 BOARD APPROVAL; NO STOCKHOLDER VOTE REQUIRED. The Board of Directors of each of Parent and Merger Sub, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified or by unanimous written consent (the "PARENT BOARD APPROVAL"), has (a) approved this Agreement and the Merger and declared them to be advisable, and (b) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub, as applicable, and is on terms that are fair to such stockholders. The Parent Board Approval constitutes approval by and on behalf of Parent and Merger Sub of this Agreement and the Merger for purposes of Section 251 of the DGCL and Section 203 of the DGCL. No further vote of the holders of any class or series of Parent or Merger Sub capital stock is necessary to adopt this Agreement and approve the transactions contemplated hereby.

          3.4 BROKERS AND FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except investment bankers, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm.

          3.5 PROXY STATEMENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall
promptly inform Company.   Notwithstanding the foregoing, Parent makes no
representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

          3.6 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                 ARTICLE IV

                   CONDUCT PRIOR TO THE EFFECTIVE TIME

          4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company agrees as to itself and its wholly owned Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as otherwise indicated on the Company Disclosure Schedule, as required by a Governmental Entity or to the extent that Parent shall otherwise consent in writing):

          (a) ORDINARY COURSE. Company and its wholly owned Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects in substantially the same manner as heretofore conducted; provided, however, that no action by Company or its Subsidiaries permitted by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions. Company and its wholly owned Subsidiaries shall use reasonable efforts to preserve intact their present lines of business, keep available the services of their present officers and key employees and preserve the goodwill of those having business relationships with them.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Company shall not, and shall not permit any of its wholly owned Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends paid to Company by wholly owned direct and indirect Subsidiaries of Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned
Subsidiary of Company which remains a wholly owned Subsidiary after consummation of such transaction and (y) any conversion of shares of Company Preferred Stock into shares of Company Common Stock pursuant to the terms and conditions of the Company Preferred Stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Company of Company Common Stock in the ordinary course of business consistent with past practice as required pursuant to the terms of the Plans.

          (c) ISSUANCE OF SECURITIES. Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of stock options outstanding on the date hereof under any Plan listed in Section 2.11 of the Company Disclosure Schedule in accordance with their present terms or (ii) issuances by a wholly owned Subsidiary of Company of capital stock to such Subsidiary's parent.

          (d) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder, Company and its Subsidiaries shall not amend their respective certificates of incorporation, bylaws or other governing documents.

          (e) ACQUISITIONS AND DIVESTITURES. Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest (other than customary investments of cash funds in investment grade securities or money market types of instruments) in or any portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Company and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Company or (y) the creation of new Subsidiaries of Company organized to conduct or continue activities otherwise permitted by this Agreement. Other than as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, Company shall not, and shall not permit any wholly owned Subsidiary of Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of wholly owned Subsidiaries of Company) which are material, individually or in the aggregate, to Company other than sales of inventory, scrap or excess property in the ordinary course of business.

          (f) INDEBTEDNESS. Company shall not, and shall not permit any of its Subsidiaries to (i) create, assume or incur any indebtedness for money borrowed, or guaranties thereof, or issue any debt securities, warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries, other than indebtedness incurred under that certain Third

Amended and Restated Credit Agreement dated as of October 27, 1998, by and among Company, General Electric Capital Corporation, as Lender and Agent, and the other credit parties thereto (the "Credit Agreement") or other indebtedness in an aggregate amount not to exceed the amount of Permitted Indebtedness under the Credit Agreement, (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than by Company or a wholly owned Subsidiary of Company to or in Company or any wholly owned Subsidiary of Company or advances of business expenses of employees of Company in the ordinary course consistent with past practice or
(iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

          (g) COMPENSATION. Company shall not, and shall not permit any of its Subsidiaries to, unless required by law (or mandated by the terms of existing agreements and except for increases for persons other than officers and directors in the ordinary course of business consistent with past practice),
(i) increase any employee benefits provided to, or increase the compensation payable to, any employee or director of Company or any Subsidiary of Company,
(ii) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Plan (other than hiring of employees in the ordinary course and consistent with past practice under policies of general application to Company employees); (iii) pay any benefit to employees not provided for under any Plan; PROVIDED, HOWEVER, that Company may pay in 1998 bonuses to employees that are due under Company's Management Incentive Plan that would, in the ordinary course, otherwise become payable in the first three months of 1999 as set forth in Section 4.1(g) of the Company Disclosure Schedule; or (iv) increase in any manner the severance or termination pay of any officer or employee (except in an amount not to exceed $25,000 to any single employee and, in any event, not greater than $250,000 to all employees).

          (h) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in Company SEC Reports filed before the date of this Agreement, or as required by a Governmental Entity, Company shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by Company's independent auditors. Company shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

          (i) MATERIAL AGREEMENTS. Company shall not, and shall not permit any of its Subsidiaries to, enter into, terminate, waive, modify or amend in any material respect any agreement or contract or commitment (including, but not limited to, any new purchase order by Company) which would require any payment by Company or any Subsidiary or third party of $500,000 or more, or which would require any payment by Company or any Subsidiary or third party of $100,000 or more and having a term of more than six months (unless, in any such instance, such agreement, contract or commitment is terminable at the option of Company or the applicable Subsidiary on 30 days' or less prior notice without significant cost or penalty to Company or the Subsidiary), other than entering into new sales orders in the ordinary course of business and consistent with past practices.

          (j) CAPITAL EXPENDITURES. Company shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in aggregate amount exceeding the sum of $1 million per month ended after the date hereof (aggregated cumulatively to the extent not utilized in any given month), except for those capital expenditures authorized to date for which contractual commitments have been made and listed in Section 4.1 of the Company Disclosure Schedule.

          (k) LITIGATION. Neither Company nor any Subsidiary shall settle or compromise any pending or threatened suit, action or claim for in excess of $250,000 per suit, action or claim, and $500,000 in the aggregate, except that Company may in its reasonable judgment consistent with past practice settle or compromise any suit, action or claim pursuant to which it is entitled to collect monies. Neither Company nor any Subsidiary shall agree to any injunction or restriction that materially adversely affects the manner in which Company does business.

          (l) NO MERGER, ETC. Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than this Agreement and the Merger).

          (m) TAXES. Except as would not constitute a Company Material Adverse Effect, the Company shall not, and shall cause its Subsidiaries not to, compromise or settle any claim with respect to Taxes.

          (n) AGREEMENTS OR COMMITMENTS. Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or commit or agree to take any of, the actions prohibited by Sections 4.1(a) through 4.1(m).

                                ARTICLE V

                         ADDITIONAL AGREEMENTS

          5.1 PROXY STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS. As promptly as practicable after the execution of this Agreement but in any event not later than January 31, 1999, Company will prepare and file with the SEC the Proxy Statement. Company will respond to any comments of the SEC and Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. Parent will provide to Company all information concerning Parent and Merger Sub as may be reasonably requested by Company in connection with the preparation of the Proxy Statement. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing.
Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section
5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in a supplement to the Proxy
Statement or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of Company, such amendment or supplement. Company will, as promptly as practicable, prepare, and commission audits of, its December 31, 1998 financial statements, and will use its commercially reasonable efforts to cause such audits to be completed on or prior to February 28, 1999.

          5.2  MEETING OF COMPANY STOCKHOLDERS.

          (a) Promptly after the date hereof, Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held (to the extent permissible under applicable law) as promptly as practicable after the mailing of the Proxy Statement for the purpose of voting upon this Agreement and the Merger. Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

          (b) Subject to Section 5.4: (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's Stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

          5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

          (a) CONFIDENTIALITY. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of December 1, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) ACCESS TO INFORMATION. To the extent permitted by applicable law, Company will, and will cause its Subsidiaries to, afford Parent and its accountants, counsel and other representatives (including financing sources) reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the businesses of Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel, as may reasonably be requested by Parent. All information obtained pursuant to this paragraph shall be subject to the provisions of the Confidentiality Agreement.

          5.4 NO SOLICITATION. Company agrees that from and after the date hereof, neither it nor any of its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 100,000 shares of the capital stock of, Company (including without limitation by way of tender offer) or any capital stock of any of its Subsidiaries (any such proposal or offer whether or not in writing or in sufficient detail to be accepted and whether or not conditional, other than a proposal or offer made by Parent or an affiliate thereof, being hereinafter referred to as an "ACQUISITION PROPOSAL"). Company further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries' directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, Company or its Board of Directors shall be permitted to (A) engage in discussions or negotiations with, or provide information to, any person in response to an Acquisition Proposal which is received after the date of this Agreement and is not solicited in violation of this Agreement by such person if
(x) the Board of Directors of Company concludes in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (y), before providing any information to such person, the Board of Directors receives from such person an executed confidentiality agreement containing confidentiality provisions substantially similar to those contained in the Confidentiality Agreement; and (B) if the Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (i) recommend approval of an unsolicited Acquisition Proposal or an Acquisition Proposal that developed out of an unsolicited Acquisition Proposal, (ii) in response to such an Acquisition Proposal, withdraw or modify in an adverse manner the Company Board Approval, or (iii) enter into an agreement in principle or a definitive agreement with respect to such an Acquisition Proposal. As used in this Agreement, "SUPERIOR PROPOSAL" means a bona fide Acquisition Proposal which the Company Board of Directors concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, provides for a transaction that, taking into account its likelihood of completion, is more favorable to Company's stockholders (in their capacities as stockholders), than the Merger contemplated by this Agreement. Company shall promptly notify Parent after receipt of any Acquisition Proposal, or any material modification thereof, or any bona fide request for non-public information of Company in connection with the making of an Acquisition Proposal by the requesting person or its affiliates, principals or agents. Such notice, in the case of any Acquisition Proposal received, will be made in writing and will include a summary of the material terms and conditions of the Acquisition Proposal and the identity of the person making such proposal. As of the date of this Agreement, Company will terminate any pending negotiations or discussions with any persons (other than Parent and its affiliates and representatives) with respect to an Acquisition Proposal by such persons for Company or any Subsidiary.

          5.5 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

          5.6  REASONABLE EFFORTS; NOTIFICATION.

          (a) Upon the terms and subject to the other covenants and conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations, filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

          (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) Parent shall give prompt notice to Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (d) Parent shall not, in exercising its rights and remedies under or pursuant to the Voting and Option Agreement, engage in any transaction with the Stockholder that contravenes or is otherwise inconsistent with the provisions of
Section 3 of that certain Stockholders' Agreement dated May 6, 1997 (the "STOCKHOLDERS' AGREEMENT") by and among Company, the Stockholder and the other stockholders of Company named therein. Company and Parent shall comply (to the extent applicable) with the provisions of Section 3 of the Stockholders' Agreement. Company acknowledges that any exercise of the Securities Option (as defined in the Voting and Option Agreement) shall constitute an assignment by the Stockholder of one demand registration right to Parent pursuant to section 4.1(b) of the Stockholders' Agreement, and Company agrees that immediately upon exercise of the Securities Option it shall grant Parent the demand registration right set forth in Section 4.1 of the Stockholders' Agreement. Whether or not this Agreement is terminated, in the event that at any time prior to the termination of the Voting and Option Agreement, Company adopts a stockholder rights plan, Company shall (provided that Parent shall still be required to comply with the Stockholder's obligations under Section 3 of the Stockholders' Agreement) provide and maintain an exception with respect to definitions of "acquiring person" and/or "triggering event" and terms of similar import contained within such plan with respect to all Option Securities that may be acquired pursuant to the Voting and Option Agreement and the subsequent disposition of such Option Securities to a third party. The provisions of this Section 5.6(d) will survive any termination of this Agreement.

          5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby or necessary to enable the surviving corporation to conduct and operate the business of Company and its subsidiaries substantially as presently conducted and as contemplated to be conducted.

          5.8  INDEMNIFICATION.

          (a) From and after the Effective Time, Parent will (i) cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements listed in Section 5.8 of the Company Disclosure Schedule between Company and its present and former directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof and (ii) indemnify and hold harmless each Indemnified Party to the fullest extent permitted by law (including without limitation the advancement of expenses and costs of investigation and defense) from and against any and all claims, expenses (including attorneys' fees for counsel selected by the Indemnified Party to defend him or her), judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding against such Indemnified Party by reason of the fact that he or she is or was a director or officer of Company or any of its Subsidiaries; PROVIDED, HOWEVER, that with respect to the obligations set forth in clause (ii) above, (x) any such fees or expenses shall only be advanced or paid after reasonably detailed statements therefor are provided to Parent, (y) such advances or payments shall be conditioned on the Indemnified Party's written agreement to promptly return such amounts to Parent if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Party is prohibited by applicable law, and (z) Parent shall not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

          (b) For a period of four years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy (a copy of which has been provided to Parent) on terms substantially similar to those applicable to the current directors and officers of Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage if the Surviving Corporation obtains such coverage as is available for such 200% of such annual premium. Any such policy may in the sole discretion of the Surviving Corporation be one or more "tail" policies for all or any portion of the four-year period referred to above.

          (c) The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw, resolution of the Board of Directors of Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          5.9 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.
In furtherance and not in limitation of the foregoing, if any objections are asserted under any Regulatory Law (as defined below) or any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Company and Parent shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including (without limitation) consenting to transfer or dispose of assets or businesses as needed to resolve such objections or challenges; PROVIDED, HOWEVER, that in no event shall Company or Parent be required to consent to transfer or dispose of assets or businesses that, individually or in the aggregate, accounted for more than $20 million of the 1998 fiscal year revenues of Company, Parent or any of their respective Subsidiaries, as the case may be. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.9 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(c) so long as such party has complied in all respects with its obligations under this Section 5.9. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          5.10 EMPLOYEE BENEFITS.

          (a) EMPLOYMENT AGREEMENTS. Parent acknowledges that it has reviewed the terms and provisions of the employment agreements set forth on Section 5.10 of the Company Disclosure Schedule and agrees that such employment agreements are in full force and effect and constitute valid and binding agreements of Company or its Subsidiaries and, from and after the consummation of the Merger, Parent will cause Company to honor all such employment agreements to which Company or any of its Subsidiaries is a party. Without limiting the foregoing, if, following the consummation of the Merger, demands on Company for cash to make payments under the employment agreements exceed Company's cash on hand, then Parent will make funds available to Company sufficient to meet such obligations.

          (b) EMPLOYEE BENEFIT PLANS. Each of Parent and Merger Sub acknowledges that the consummation of the transactions contemplated by this Agreement will constitute a change in control of Company (to the extent any such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of Company with the employees of Company (and for no other purpose). Until December 31, 1999, Parent agrees that it shall cause Company to maintain employee benefit plans for the benefit of employees of Company and its Subsidiaries (other than those employees who are employed pursuant to a collective bargaining agreement or who are members of a collective bargaining unit or labor union) which are substantially comparable in the aggregate to the employee benefit plans of Company in effect on the date hereof (other than stock-based plans or stock-based provisions in the plans).

          (c) BENEFIT PLAN ELIGIBILITY. In connection with the implementation of any participation by employees of Company and/or any of its Subsidiaries in any employee benefit plans, policies or arrangements maintained by Parent or the Surviving Corporation after the consummation of the Merger, Parent and the Surviving Corporation shall give employees of Company and/or any of its Subsidiaries full credit for service with Company and/or such Subsidiaries for all purposes, including without limitation, eligibility (including eligibility for early retirement, disability or other benefits), vesting, satisfaction of waiting periods, level of benefits and rate of benefit accrual, and shall receive full credit for copayments and deductibles during the applicable year under any such employee benefit plans, policies or arrangements; provided that no retroactive benefit accrual shall be required by this sentence. Employees of Company and/or any of its Subsidiaries shall not be subject to any pre-existing condition or evidence of insurability exclusions or limitations under Parent's or the Surviving Corporation's benefit plans (except to the extent that such exclusions presently apply to an employee under Company's and/or any of such Subsidiaries' benefit plans).

                                    ARTICLE VI

                             CONDITIONS TO THE MERGER

          6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite votes under applicable law, by the stockholders of Company.

          (b) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, as does not constitute a Parent Material Adverse Effect, (it being understood that, for purposes of determining the satisfaction of the condition herein set forth, that all "Parent Material Adverse Effect" qualifications contained in such representations and warranties shall be disregarded), (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of a particular date. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, as does not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the satisfaction of the condition herein set forth, that all "Company Material Adverse Effect" qualifications contained in such representations and warranties shall be disregarded), (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of a particular date. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

          (c) FINANCING. Parent shall have received the proceeds of financing necessary to pay the Merger Consideration and to repay Company's outstanding indebtedness for borrowed money as required by Section 1.10(b) on terms and conditions reasonably satisfactory to Parent.

          (d) BOEING WAIVER. Parent shall have received a waiver by The Boeing Company of the provisions of Section 24.0 of that certain General Terms Agreement Number BCA-65751-029 dated September 20, 1996 between The Boeing Company and Company.

          (e) GOVERNMENTAL ENTITY LITIGATION. There shall not be pending any suit, action or proceeding instituted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby (including the Voting and Option Agreement) or seeking to obtain damages that have a reasonable likelihood of having a Company Material Adverse Effect or a Parent Material Adverse Effect or
(ii) seeking to prohibit or limit the ownership or operation by Parent in any material respect of the business or assets of Company.

          (f) ABSENCE OF COMPANY MATERIAL ADVERSE EFFECT. Since September 27, 1998, there shall not have occurred or arisen a Company Material Adverse Effect.

                                   ARTICLE VII

                         TERMINATION, AMENDMENT AND WAIVER

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

          (a) by mutual written consent duly authorized by the respective Boards of Directors of Parent and Company;

          (b) by Company if the Merger shall not have been consummated by May 31, 1999 for any reason and, if not previously terminated by Company pursuant to this Section 7.1(b), then by Parent if the Merger shall not have been consummated by June 2, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or prohibiting Parent from acquiring, holding or exercising ownership, or limiting in any material respect the operation by Parent, of Company which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders' Meeting or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement);

          (e) by Company if, before the Effective Time, either (i) the Board of Directors of Company shall determine to enter into an agreement in principle or definitive agreement with respect to an Acquisition Proposal in accordance with
Section 5.4, or (ii) the Board of Directors of Company shall have resolved to withdraw or modify in an adverse manner the Company Board Approval in accordance with Section 5.4; PROVIDED, HOWEVER, that any purported termination pursuant to this Section 7.1(e) shall not be effective unless and until Company shall have provided Parent prior written notice at least two business days prior to such termination that the Board of Directors of Company has authorized and intends to effect the termination of this Agreement pursuant to this Section 7.1(e) and on or prior to such termination Company shall have paid to Parent the termination fee described in Section 7.3(b);

          (f) by Parent if, before the Effective Time, the Board of Directors of Company (i) shall have withdrawn or modified in an adverse manner the Company Board Approval, (ii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person other than Parent, Merger Sub or their affiliates or (iii) shall have resolved to do any of the foregoing;

          (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement or if any representation and warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; PROVIDED that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for thirty days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty day period); or

          (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement or if any representation and warranty of Company shall have become untrue, in either case such that the conditions set forth-in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under is Section 7.1(h) for thirty days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty day period).

          7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Subject to the provisions of Section 7.1(e), any termination of this Agreement under Section
7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7 2,
Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

          7.3  FEES AND EXPENSES.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto.

          (b) Parent and Company agree that (i) if Company shall terminate this Agreement pursuant to Section 7.1(e), or (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(f) or (iii) if Company or Parent shall terminate this Agreement pursuant to Section 7.1(d) and, with respect to a termination under this clause (iii), at the time of such termination there was pending an Acquisition Proposal from a third party and the transactions contemplated by such Acquisition Proposal with such third party are consummated within one year after such termination, then Company shall pay to Parent an amount equal to the sum of: (x) the total amount of all out-of-pocket expenses (including, but not limited to, fees and expenses of counsel and fees payable to advisors and financing sources) of Parent and Merger Sub incurred to the date of termination of this Agreement in connection with the transactions contemplated by this Agreement, provided that such total amount shall not in any event exceed, in the aggregate, $2 million; plus (y) $6.5 million.

          (c) Any payment required to be made pursuant to Section 7.3(b) shall be made to Parent not later than one business day after the termination of this Agreement, except that (i) any payment required to be made pursuant to clause
(iii) of Section 7.3(b) shall be made to Parent one business day following consummation of, the Acquisition Proposal referred to therein and (ii) any payment required by reason of termination under Section 7.1(e) shall be paid when required thereby. Payments required by Section 7.3(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

          (d) Except where the circumstances giving rise to the payment of the fee described in Section 7.3(b) are the direct result of a willful breach of
Section 5.4 by Company including, without limitation, a willful breach by Company as a result of actions taken by any of its (or its Subsidiaries') directors, officers, employees, agents or representatives, the payment of such fee in the circumstances described under Section 7.3(b) shall be in lieu of, and shall be deemed to fully pay and satisfy, all damages and claims that Parent or Merger Sub might otherwise assert against Company.

          7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

          7.5 EXTENSION; WAIVER. At any time prior to the Effective Time Company or Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

          8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

          8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               The Fairchild Corporation
               45025 Aviation Drive, Suite 400
               Dulles, Virginia  20166
               Attention: Donald Miller, Esq.
               Telephone No.: (703) 478-5945
               Telecopy No.: (703) 478-5995

               with a copy to:

               Cahill Gordon & Reindel
               80 Pine Street
               New York, New York  10005
               Attention: James J. Clark, Esq.
               Telephone No.: (212) 701-3849
               Telecopy No.: (212) 269-5420

          (b)  if to Company, to:

               Kaynar Technologies Inc.
               500 North State College Boulevard, Suite 1000
               Orange, California  92831-1638
               Attention: David A. Werner
               Telephone No.: (714) 704-5950
               Telecopy No.: (714) 712-4909

               with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California  90071
               Attention: C. James Levin, Esq.
               Telephone No.: (213) 430-6578
               Telecopy No.: (213) 430-6407

          8.3  CERTAIN DEFINITIONS.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "BUSINESS DAY" means any day other than a day on which banks in the State of California or the State of New York are required or authorized to be closed.

          (c) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

          (d) For purposes of this Agreement, the term "LIEN" means any lien, pledge, mortgage, charge, security interest or other encumbrance.

          (e) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean with respect to any person or any of its Subsidiaries any adverse change, circumstance or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, other than any change, circumstance or effect
(i) relating to general economic conditions, (ii) relating to the industries in which such person operates and not specifically relating to such person (including, without limitation, changes arising in connection with revisions to orders or build rates of major aircraft manufacturers not affecting such person in a disproportionate manner as compared to other persons in the same industry), or (iii) resulting from the execution of this Agreement, or the announcement of this Agreement and the transactions contemplated hereby.

          (f) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (g) For purposes of this Agreement, the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or
(ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections 5.8 and 5.10.

          8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Southern District of California, in connection

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

with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

          8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                       *****

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                     THE FAIRCHILD CORPORATION

                                     By: /s/ Eric Steiner
                                     Name: Eric Steiner
                                     Title: President

                                     DAH DAH, INC.

                                     By: /s/ Eric Steiner
                                     Name: Eric Steiner
                                     Title: President

                                     KAYNAR TECHNOLOGIES INC.

                                     By: /s/ Jordan A. Law
                                     Name: Jordan A. Law
                                     Title: President and Chief
                                            Executive Officer

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